UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2018

XSPAND PRODUCTS LAB, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 New Brunswick Avenue Phillipsburg, New Jersey	08865
(Address of principal executive offices)	(Zip Code)

(610) 829-1039
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Copies to:

Marc J. Adesso

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Telephone: (615) 244-6380

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2018, Richard H. Williams resigned as a member of the board of directors (the “Board”) of Xspand Products Lab, Inc. (the “Company”) and as chairman of the Board’s audit committee. The resignation was not in connection with any known disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 5, 2018, Frank Jennings was appointed to the Company’s Board until his successor is duly qualified and elected to succeed him at the Company’s next annual meeting or such earlier date of his resignation or removal, in order to fill the vacancy created by Mr. Williams’ resignation. Also on June 5, 2018, the Company’s current director, Michael Palleschi was appointed as chairman of the Board’s audit committee, in order to fill that vacancy created by Mr. Williams’ resignation. Concurrently, Mr. Palleschi resigned as chairman of the Board’s compensation committee, and Mr. Jennings was appointed as chairman of the Board’s compensation committee in order to fill the vacancy created by Mr. Palleschi’s resignation.

Frank Jennings

Frank Jennings brings over 26 years of experience in business development and management of sales professionals in a variety of technology-adjacent industries. From August 2014 to present, Mr. Jennings has been employed as the Vice President of Sales, North America by Doctor on Demand, Inc., a telemedicine provider. From August 2011 to August 2014, he was employed as Assistant Vice President of New Business Development by Castlight Health, a technology company focused on employee health benefits solutions. Mr. Jennings holds a Bachelor of Arts from Ohio State University.

The Board has determined that Mr. Jennings is an “independent director” as defined and determined in accordance with the rules of The Nasdaq Stock Market, Inc. and the Securities Exchange Act of 1934, as amended. Mr. Jennings has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Jennings had or has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 6, 2018, the Board approved an amendment and restatement of the Company’s bylaws in order to: (i) increase the maximum number of directors allowed to sit on the Board to seven directors, and (ii) eliminate the prohibition against stockholder action by written consent. The foregoing description of the amendment and restatement of the Company’s bylaws is qualified in its entirety by reference to the full text of the First Amended and Restated Bylaws of Xspand Products Lab, Inc., a copy of which is attached hereto as Exhibit 3.1, and incorporated into this Item 5.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On June 7, 2018, the Company issued a press release discussing a letter of intent the Company executed with the aim of adding approximately 50,000 square feet to the Company’s United States-based production facilities. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information contained in this Current Report on Form 8-K constitutes material investor information that is not otherwise publicly available.

Item 8.01.	Other Events.

 On June 6, 2018, the Company changed its corporate address to 909 New Brunswick Avenue, Phillipsburg, New Jersey 08865.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	First Amended and Restated Bylaws of Xspand Products Lab, Inc., effective as of June 6, 2018
99.1	Press Release dated June 7, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 8, 2018

XSPAND PRODUCTS LAB, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer